                                                                [EXECUTION COPY]





                          LICENSE AND SUPPLY AGREEMENT


                                 by and between


                      NASTECH PHARMACEUTICAL COMPANY INC.


                                      and


                              SCHWARZ PHARMA, INC.


                         dated as of December 11, 1997

                               TABLE OF CONTENTS

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
                                                             SECTION 1
                                                            DEFINITIONS

                                                             SECTION 2
                                                 GRANT OF LICENSES; LICENSE OPTION

2.1         Grant of Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
2.2         Sublicenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
2.3         Nastech Retained Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
2.4         Marketing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
2.5         Additional Indication Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
2.6         Scopolamine Development . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

                                                             SECTION 3
                                                  ROYALTY AND MILESTONE PAYMENTS

3.1         Royalty and Milestone Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
3.2         Records and Audit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
3.3         Quarterly Reports of Royalties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
3.4         Late Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

                                                             SECTION 4
                                                    SUPPLY OF SCOPOLAMINE UNITS

4.1         Supply of Scopolamine Units.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
4.2         Minimum Annual Net Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
4.3         Identification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
4.4         Supply Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
4.5         Forecasts, Delivery and Quality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
4.6         Rejection and Replacement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
4.7         Invoice and Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
4.8         Supply Disruption; Alternate Manufacturing Site . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11





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                               TABLE OF CONTENTS
                                  (continued)

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
                                                             SECTION 5
                                               CONDITIONS PRECEDENT TO THE CLOSING;
                                                  CLOSING DATE; TERM OF AGREEMENT

5.1         Conditions Precedent to Schwarz's Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
5.2         Conditions Precedent to Nastech's Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
5.3         Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

                                                             SECTION 6
                                             REPRESENTATIONS AND WARRANTIES OF NASTECH

6.1         Organization, Power and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
6.2         Due Authority; No Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
6.3         IND . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
6.4         Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
6.5         Technology Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
6.6         Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
6.7         Governmental Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
6.8         Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
6.9         Implied Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

                                                             SECTION 7
                                             REPRESENTATIONS AND WARRANTIES OF SCHWARZ

7.1         Organization, Power and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
7.2         Due Authority; No Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
7.3         Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
7.4         Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
7.5         Governmental Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

                                                             SECTION 8
                                        ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

8.1         Governmental Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
8.2         Responsibility for NDA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
8.3         Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
8.4         Recall  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
8.5         Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

                               TABLE OF CONTENTS
                                  (continued)

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
8.6         Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
8.7         Reasonable Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
8.8         Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
8.9         Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
8.10        Competition; No Sale for Resale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
8.11        Scopolamine Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
8.12        Conflicting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
8.13        Patent and Trademark Maintenance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
8.14        Infringement; Enforcement of Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
8.15        Supply of Scopolamine Units . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
8.16        Technology  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
8.17        Liability Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
8.18        Referral of Orders and Inquiries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
8.19        Deemed Breach of Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
8.20        Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

                                                             SECTION 9
                                                          INDEMNIFICATION

9.1         Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
9.2         Notice and Opportunity To Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
9.3         Indemnification Payment Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
9.4         Indemnification Payment Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
9.5         Indemnification Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
9.6         Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

                                                            SECTION 10
                                                            TERMINATION

10.1        Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

                                                            SECTION 11
                                                           MISCELLANEOUS

11.1        Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
11.2        Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
11.3        Waiver; Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
11.4        Survival of Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30





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                               TABLE OF CONTENTS
                                  (continued)

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
11.5        Independent Contractors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
11.6        Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
11.7        Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
11.8        Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
11.9        Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
11.10       Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
11.11       Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
11.12       No Third-Party Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
11.13       Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
11.14       Attachments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31


SCHEDULES
Schedule 2.1(a)           IND
Schedule 3.1(a)           Royalty Payments
Schedule 3.1(b)           Milestone Payments
Schedule 4.2(a)           Sales Forecast
Schedule 4.5(d)           Quality Assurance Addendum
Schedule 6.4              Intellectual Property

                          LICENSE AND SUPPLY AGREEMENT

         This LICENSE AND SUPPLY AGREEMENT ("Agreement"), dated as of December 11, 1997, is by and between NASTECH PHARMACEUTICAL COMPANY INC., a Delaware corporation ("Nastech"), and SCHWARZ PHARMA, INC., a Delaware corporation ("Schwarz").

                              W I T N E S S E T H

         WHEREAS, Nastech is engaged, among other things, in the business of research, development, manufacturing and commercialization of nasally administered forms of pharmaceutical products;

         WHEREAS, Schwarz is engaged, among other things, in the business of manufacturing, marketing and selling of pharmaceutical products; and

         WHEREAS, subject to the terms and conditions set forth in this Agreement, Nastech wishes to license to Schwarz and Schwarz wishes to license from Nastech certain rights to a pharmaceutical specialty, containing scopolamine as its active ingredient;

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:


                                   SECTION 1

                                  DEFINITIONS

         For purposes of this Agreement, the following terms shall have the meanings set forth below:

         "Activities" shall mean the manufacturing, promoting, marketing, selling and distributing of Scopolamine in the Territory as contemplated by this Agreement.

         "Affiliates" shall mean, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such other Person. For purposes hereof, the term "controlled" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the direct or indirect ability or power to direct or cause the direction of management policies of such Person or otherwise direct the affairs of such Person, whether through ownership of voting securities or otherwise.

         "Annual Net Sales" shall mean, for any Year, the Net Sales for such Year.

         "Closing Date" shall have the meaning given in Section 5.3 hereof.

         "Copyrights" shall mean all of Nastech's copyright rights in the Territory that are used or exercised by Nastech solely in connection with the Activities, including, without limitation, Nastech's copyright rights in the Marketing and Pricing Data and the Marketing Materials.

         "Damages" shall mean any and all actions, costs, losses, claims, liabilities, fines, penalties, demands, damages and expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a party hereto (including interest which may be imposed in connection therewith).

         "Defective" shall mean, as to any Scopolamine Unit, the failure of such Scopolamine Unit to strictly conform to the Specifications, the NDA, this Agreement and all applicable law, including, without limitation, PDMA.

         "FDA" shall mean the United States Food and Drug Administration.

         "GMP" shall mean current Good Manufacturing Practices, as determined by the FDA from time to time.

         "Improved Scopolamine Unit" shall mean an improved version of the Scopolamine Unit that is approved for marketing by the FDA.

         "IND" shall have the meaning set forth in Section 2.1(a).

         "Indemnified Party" shall have the meaning given in Section 9.2 hereof.

         "Indemnifying Party" shall have the meaning given in Section 9.2 hereof.

         "Intellectual Property" shall mean, collectively, (i) the Copyrights,
(ii) the Patents, and (iii) the Marketing Materials.

         "Launch" shall mean the date, after Scopolamine receives final marketing approval from the FDA, when Scopolamine Units are first made commercially available by Schwarz.

         "Licensed Assets" shall have the meaning set forth in Section 2.1 hereof.

         "Marketing and Research Data" shall mean, with respect to Scopolamine, all Nastech customer lists, price lists, pricing information, studies, research data and reports.

         "Marketing Materials" shall mean all labeling, marketing and promotional materials and inserts currently used by Nastech solely in connection with the Activities.

         "Nastech" shall have the meaning given in the preamble and shall include its Affiliates.

         "NDA" shall have the meaning set forth in Section 2.1(a).

         "Net Average Sales Price" shall, for any Quarter, mean (i) Net Sales for such Quarter, divided by (ii) the number of Nascobal Units sold during such Quarter.

         "Net Sales" shall mean, with respect to Scopolamine, the gross amount invoiced to unrelated third parties for Scopolamine in the Territory, less:

         (a)     trade and reasonable and customary cash discounts allowed;

         (b) refunds, rebates, chargebacks, retroactive price adjustments and any other allowances which effectively reduce the net selling price; and

         (c)     returns, credits and allowances.

Such amounts shall be determined from books and records maintained in accordance with GAAP, consistently applied.

         "Patents" shall mean the provisional U.S. patent application serial number 60/058,651 and those United States patents or patent applications pending or filed by Nastech or its Affiliates (or the rights to which have been assigned to Nastech) as of the date hereof relating to Scopolamine, including any such patents and patent applications set forth on Schedule 6.4 hereto, and any patents and patent applications resulting therefrom, including any extension, reissue, renewal, reexamination or continuation-in-part of such patent or patent application.

         "PDMA" shall mean the Prescription Drug Marketing Act of 1987, as amended from time to time, together with any rules or regulations promulgated thereunder.

         "Person" shall mean a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

         "Promotional Materials" shall mean any tangible advertising and promotional labeling bearing a name (trade name or generic name) used in the promotion of Scopolamine, including, without limitation, promotional materials produced by Schwarz (examples include, but are not limited to, journal ads, brochures, service items, managed care pull through sheets, formulary presentations, price lists, monographs, Internet pages and telephone or television advertisements) and materials produced by outside sources (examples include, but are not limited to, medical reprints, textbooks and CME materials) to the extent funded by, created in cooperation with, reviewed, or distributed by Schwarz. The definition of Promotional Materials shall also include press releases and other releases of information to the media regarding Scopolamine.

         "Quarter" shall mean, as the case may be, the three months ending on March 31, June 30, September 30 or December 31 in any Year.

         "Regulatory Problem" shall have the meaning given in Section 8.2(b).

         "Schwarz" shall have the meaning given in the preamble and shall include its Affiliates.

         "Scopolamine" shall mean an intranasal form of scopolamine for the prevention and treatment of motion sickness and all other additional indications and product line extensions, in all dosage strengths and sizes that may potentially, pursuant to applicable laws and regulations, be developed under the IND and manufactured, marketed and sold in the Territory under the NDA (when approved), together with all expansions and improvements to Scopolamine which may be included in any supplement, modification or addition to the NDA.

         "Scopolamine Unit" shall mean a ready for sale packaged unit containing (i) a sealed prescription vial containing a metered dose actuator and a dust cover, (ii) a 5.0 ml glass bottle containing Scopolamine gel
solution, and  (iii) a patient instruction sheet.   A screw-on actuator is
provided. The actuator, following priming, will deliver 0.1 ml of the Scopolamine gel solution. The dosing of the Scopolamine Unit is to be determined, but will fall within a range of 0.1 mg to 0.4 mg per dose. One bottle will deliver twenty-four doses.

         "Specifications" shall mean, at any time, the specifications for Scopolamine that are then approved by the FDA and contained in the NDA in effect at such time.

         "Target Indication" shall mean the multiple daily dosing for the prevention and treatment of motion sickness.

         "Technology" shall mean all of Nastech's Patents, technology, know-how and all other information necessary to the manufacture of Scopolamine.

         "Territory" shall mean the fifty (50) states, the District of Columbia and the territories and possessions comprising the United States of America, including Puerto Rico.

         "Trademarks" shall have the meaning given in Section 8.13(b).

         "Year" shall mean a calendar year during the term of this Agreement.


                                   SECTION 2

                       GRANT OF LICENSES; LICENSE OPTION

         2.1 Grant of Licenses. Nastech hereby grants to Schwarz an exclusive, even as to Nastech (except as set forth in Section 2.3), license under the following assets to make, use and sell Scopolamine, for all indications and for all product line extensions, in the Territory (such assets are referred to herein collectively as the "Licensed Assets"):

                 (a) all of Nastech's rights under the Investigational New Drug Application No. 33,983 filed by Nastech with the FDA for Scopolamine (the "IND") (which IND is set forth on Schedule 2.1(a)), any future New Drug Applications filed by Nastech with the FDA for Scopolamine (collectively, the "NDA"), and all other regulatory filings and approvals, registrations and governmental authorizations that relate to Scopolamine in the Territory;

                 (b)  the Intellectual Property;

                 (c)  the Marketing and Research Data; and

                 (d)  the Technology.

         2.2 Sublicenses. The licenses granted herein shall not be sublicensed by Schwarz without the prior written consent of Nastech, which consent shall not be unreasonably withheld.

         2.3 Nastech Retained Rights. Anything herein contained to the contrary notwithstanding, Nastech shall retain at all times during the term of this Agreement, and shall bear all costs associated with, all rights necessary:
(a) to manufacture, or to have manufactured, Scopolamine for Schwarz hereunder and otherwise fulfill its obligations under this Agreement, (b) to manufacture, have manufactured, use or sell Scopolamine in the Territory for any subsequently developed product pursuant to Section 2.5, (c) to manufacture, have manufactured, use or sell Scopolamine outside of the Territory, (d) to manufacture or have manufactured Scopolamine in the Territory for sales outside the Territory, and (e) subject to Section 8.3, to make such changes as Nastech may deem reasonably appropriate in connection with any differing approach to manufacturing it may adopt in a facility(ies) in which any of the components of Scopolamine are produced. Except as provided by this Section, Nastech shall have no right to use or sell the Licensed Assets.

         2.4 Marketing. After Scopolamine receives final marketing approval from the FDA, Schwarz shall use commercially reasonable efforts to market and sell Scopolamine in the Territory. Such efforts shall be consistent with industry norms, given the product profile, product potential and the state of the market at Launch. Schwarz will consult with Nastech on the development of Schwarz's marketing plan for the Scopolamine.

         2.5 Additional Indication Option. Should Schwarz fail to (i) conduct clinical studies within six months after approval of the NDA for the Target Indication as to any single indication for Scopolamine in addition to the Target Indication (an "Additional Indication"), (ii) provide

Nastech with a plan for the development of such Additional Indication within six months after approval of the NDA for the Target Indication, or (iii) submit a NDA as to such Additional Indication within four years after approval of the NDA for the Target Indication, then rights to all indications other than the Target Indication (the "Other Indications") shall, at Nastech's option, revert back to Nastech; provided, however, that (A) any product subsequently developed by Nastech that is based on the Other Indications shall not appear substantially similar to Scopolamine (including as further developed by Schwarz) and shall not use the same or similar bottle, dispensed dose concentration of active ingredient or packaging; (B) Nastech shall use its best efforts throughout the term of this Agreement to prevent "off-label" sales of such product from competing with sales of Scopolamine for the Target Indication in the Territory; (C) Nastech shall not enter into any license, joint venture, distribution, marketing, sales or similar agreement in respect of any product based on an Other Indication unless such third party has agreed, for Schwarz's benefit, to use its best efforts throughout the term of this Agreement to prevent "off-label" sales of such product from competing with sales of Scopolamine for the Target Indication in the Territory; and (D) all data, discoveries, improvements, reports, research and studies generated by Schwarz in connection with the development of any additional Indication shall be the exclusive property of Schwarz. Notwithstanding the foregoing, (x) Nastech shall cooperate and assist Schwarz in its development of an Additional Indication; and (y) should Nastech fail to perform its obligations pursuant to clause (y) of this sentence in any material respect, no rights to any Other Indications shall revert to Nastech under this Section 2.5.

         2.6  Scopolamine Development.   Nastech shall have authority over the
development of Scopolamine in accordance with this Agreement, but shall consult with Schwarz on all significant development issues. Nastech will develop specifications for Scopolamine and conduct research and development necessary or desirable to enable the production and marketing of Scopolamine for the Target Indication. Further, Nastech will conduct all pre-clinical and clinical trials and design specific protocols for Scopolamine that are, in each case, necessary or desirable in obtaining a Letter of Approval from the FDA approving the marketing of Scopolamine for the Target Indication. Nastech shall send Schwarz a written report as to the status of Nastech's development efforts on June 30 and December 31 of each Year prior to receiving the Letter of Approval referenced above. Nastech shall use its best efforts to fulfill its development obligations hereunder as expeditiously as possible.


                                   SECTION 3

                         ROYALTY AND MILESTONE PAYMENTS

         3.1     Royalty and Milestone Payments.

                 (a) Schwarz shall make combined royalty and cost of goods payments to Nastech, at the times, in the amounts and subject to the conditions set forth on Schedule 3.1(a).

                 (b) Schwarz shall make milestone payments to Nastech, at the times, in the amounts and subject to the conditions set forth on
         Schedule 3.1(b).

                 (c) In the event that (i) the Net Average Sales Price falls below $20.80, (ii) a Patent is not granted in respect of Scopolamine before December 31, 2000 or any Patent is unenforceable, (iii) a generic drug competitor with a nasal scopolamine product emerges, (iv) there is an interruption in the supply of the Scopolamine for a period of 60 days, and/or (v) the occurrence of any circumstance having a materially adverse effect on Scopolamine which is beyond the control of Schwarz, then, in each case, the obligation of Schwarz to make any payments pursuant to Section 3.1(a) or Schedule 3.1(a) shall terminate and be deemed waived by Nastech and shall be promptly renegotiated in good faith by Schwarz and Nastech. Any renegotiated obligations pursuant to this Section 3.1(c) shall be retroactively effective to the date the applicable event described above occurred.

                 (d) In the event of any patent infringement, illegality or severe side effect profile having a materially adverse effect on Scopolamine, then the obligation of Schwarz to make any payments pursuant to Section 3.1(b) or Schedule 3.1(b) shall terminate and be deemed waived by Nastech and shall be promptly renegotiated in good faith by Schwarz and Nastech. Any renegotiated obligations pursuant to this Section 3.1(d) shall be retroactively effective to the date the applicable event described above occurred.

         3.2  Records and Audit.

                 (a) Schwarz and its Affiliates shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Nastech hereunder. Such books of account shall be kept at Schwarz's principal place of business or the principal place of business of the appropriate Affiliate of Schwarz to which this Agreement relates.
         Such books and the supporting data shall be open, at all reasonable times and upon reasonable notice during the term of this Agreement and for 2 years after its termination, to the inspection of a firm of certified public accountants selected by Nastech and reasonably acceptable to Schwarz, for the limited purpose of verifying Schwarz's royalty statements; provided, however, that such examination shall not take place more often than once each Year and shall not cover more than the preceding 3 Years, with no right to audit any period
         previously audited.   Except as otherwise provided in this Section,
         the cost of any such examination shall be paid by Nastech. In the event that any such inspection reveals a deficiency in excess of 5% of the reported royalty for the period covered by the inspection, Schwarz shall promptly pay Nastech the deficiency, plus interest, and shall reimburse Nastech for the fees and expenses paid to such accountants in connection with their inspection. The parties agree that neither party shall be required to retain books and records with respect to the above other than books and records relating to the current Year and the immediately preceding 3 Years.

                 (b) Nastech and its Affiliates shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the cost of manufacturing the Scopolamine Units and Scopolamine samples supplied hereunder. Such books of account shall be kept at Nastech's principal place of business or the principal place of business of the appropriate Affiliate of Nastech to which this Agreement relates. Such books and the supporting data shall be open, at all reasonable times and upon reasonable notice during the term of this Agreement and for 2 years after its termination, to the inspection of a firm of certified public accountants selected by Schwarz and reasonably acceptable to Nastech, for the limited purpose of verifying the cost of manufacturing the Scopolamine Units and Scopolamine samples supplied hereunder; provided, however, that such examination shall not take place more often than once each Year and shall not cover more than the preceding 3 Years, with no right to audit any period previously audited.
         Except as otherwise provided in this Section, the cost of any such examination shall be paid by Schwarz. In the event that any such inspection reveals that the actual cost invoiced to Schwarz for Scopolamine samples (prior to the 20% mark-up under Section 4.4(b)) exceeds the cost of manufacturing the Scopolamine samples by more than 5% during the period covered by the inspection, Nastech shall promptly pay Schwarz the amount by which Schwarz previously overpaid for any Scopolamine samples under Section 4.4(b), plus interest, and shall reimburse Schwarz for the fees and expenses paid to such accountants in connection with their inspection. The parties agree that neither party shall be required to retain books and records with respect to the above other than books and records relating to the current Year and the immediately preceding 3 Years.

         3.3 Quarterly Reports of Royalties. In any Year, Schwarz shall, within 30 days after the end of each Quarter, deliver to Nastech true and accurate reports, certified by an authorized official of Schwarz, setting forth the estimated or actual Annual Net Sales and total royalties due under Section 3.1(a) for such Year. If no royalties shall be due, Schwarz shall so report.

         3.4 Late Payments. Any amounts not paid by Schwarz when due under this Agreement shall be subject to interest from and including the date payment is due through and including the date upon which Nastech received such amounts at a rate equal to the sum of one and one half percent (1 1/2%) plus the prime rate of interest quoted in the Money Rates section of The Wall Street Journal (or similarly reputable data source), calculated daily on the basis of a 365-day year.


                                   SECTION 4

                          SUPPLY OF SCOPOLAMINE UNITS

         4.1  Supply of Scopolamine Units.

                 (a) For the term of this Agreement, or for as long as Nastech manufactures Scopolamine, whichever is shorter, Schwarz agrees to purchase from Nastech and Nastech agrees to supply Schwarz with all of its requirements for Scopolamine Units and Scopolamine samples for their subsequent use, sale, lease or transfer by Schwarz. In case Nastech develops Improved Scopolamine Units, Nastech may, with Schwarz's consent, to be given or withheld in Schwarz's sole discretion, supply Improved Scopolamine Units instead of Scopolamine Units under this Agreement.

                 (b) Schwarz agrees to initiate purchases of Scopolamine Units and Scopolamine samples hereunder by issuing Nastech purchase orders not less than 60 days prior to the required delivery date set forth therein. Nastech agrees to accept any order issued in accordance with this Section 4.1(b) which specifies quantities reasonably consistent with those set forth in the purchase forecasts for such Quarter and to meet the delivery dates specified thereon. All purchase orders hereunder shall be on Schwarz's standard purchase order form (a copy of which has been delivered to Nastech) and shall be directed to Nastech at the address set forth below. The terms and conditions of purchase enumerated on the reverse side of such standard purchase order form shall prevail over any inconsistent or conflicting language as may exist on invoices, confirmation or order acknowledgment forms of Nastech, provided, however, that in the event any terms thereof are in conflict, or are inconsistent with any terms of this Agreement, the terms and conditions hereof shall prevail. All Scopolamine Units shall have at least a 22 month shelf life upon delivery to Schwarz.

                 (c) Schwarz may increase, without payment of any penalty or premium, the quantities of Scopolamine specified on any purchase order by up to thirty-five percent (35%) from the forecasts provided under
         Section 4.5, provided, however, that notice of such increase is received by Nastech on a supplemental purchase order not less than 45 days prior to the requested delivery date for such increased quantity of Scopolamine. Subject to conformity with the manufacturing lead times for Scopolamine ordered on such supplemental purchase order, Nastech agrees to accept supplemental purchase orders for increased quantities issued in accordance with this Section 4.1(c).

         4.2  Minimum Annual Net Sales.

                 (a) Schwarz shall guarantee minimum Annual Net Sales equal to 50% of the sales forecast set forth on Schedule 4.2(a).

                 (b) In the event that (i) the Net Average Sales Price falls below $20.80, (ii) a Patent is not granted in respect of Scopolamine before December 31, 2000 or any Patent is unenforceable, (iii) a generic drug competitor with a nasal scopolamine product emerges, (iv) there is an interruption in the supply of the Scopolamine for a period of 60 days, and/or (v) the occurrence of any circumstance having a materially adverse effect on Scopolamine which is beyond the control of Schwarz, then, in each case, the minimum

         Annual Net Sales requirements under Section 4.2(a) shall terminate and be deemed waived by Nastech and shall be promptly renegotiated in good faith by Schwarz and Nastech. Any renegotiated minimum Annual Net Sales requirement shall be retroactively effective to the date the applicable event described above occurred.

         4.3 Identification. Schwarz may market Scopolamine under its name, with its packaging and logo; Schwarz will, however, identify Nastech as the supplier in a fair manner, reasonably acceptable to Nastech. Nastech will bear all the costs of labeling Scopolamine so as to appropriately display the Schwarz name provided Schwarz supplies all the appropriate graphics, designs, logos and related and appropriate artwork, provided that such labeling costs will reasonably approximate Nastech's existing labeling costs. Schwarz may use Nastech's name and derivations thereof in promoting, marketing and selling Scopolamine in the Territory; provided, however, that the particular formulation of any reference to Nastech's name in any promotional material shall be subject to Nastech's review and consent; and provided, further, that once the formulation of any such reference has been reviewed and consented to by Nastech, any subsequent reference to Nastech's name using such formulation or a substantially similar formulation shall not be subject to the review or consent of Nastech. All samples shall be clearly marked "for sample use only".

         4.4  Supply Price.

                 (a) During the first 12 months after Launch, Nastech shall supply Scopolamine Units to Schwarz at the fixed price of $2.30 per Scopolamine Unit. At all times after such 12 month period, Nastech shall supply Scopolamine Units to Schwarz at no additional cost to Schwarz. The combined royalty and cost of goods payments set forth on
         Section 3.1(a) and Schedule 3.1(a) include any and all consideration for the supply of Scopolamine Units. Accordingly, any payments to Nastech pursuant to this Section 4.4(a) shall be deducted from future payments to Nastech pursuant to Section 3.1(a) and Schedule 3.1(a), as provided by Schedule 3.1(a).

                 (b) Nastech shall supply Scopolamine samples to Schwarz at Nastech's actual cost in manufacturing such samples (determined in accordance with GAAP) plus 20%; provided, however, that Nastech's actual cost in manufacturing such samples shall in no event exceed the actual cost in manufacturing Scopolamine Units.

         4.5  Forecasts, Delivery and Quality.

                 (a) Schwarz shall provide Nastech with forecasts a minimum of two Quarters prior to anticipated delivery dates; provided, that, only 60% of the forecast for the first such Quarter shall be binding.
         These forecasts will be revised and extended in each succeeding
         Quarter.

                 (b) Delivery of Scopolamine Units shall be in accordance with the destination and dates set forth in Schwarz's purchase order. Delivery shall be C.I.F. point of delivery, and identification and delivery of Scopolamine shall be deemed to have occurred when they have been packed for shipment and delivered to Schwarz's single designated point of delivery, at which time title and risk of loss shall pass to Schwarz. All deliveries shall be made using ground transportation.

                 (c) All deliveries of Scopolamine Units hereunder shall include a certificate of analysis provided by the quality control manager of Nastech attesting to the fact that such Scopolamine Units
         (i) have been manufactured by a process which complies with GMP and has as its goal compliance with ISO 9002 standards and (ii) are of quality which is in accordance with criteria established in the Specifications, the NDA and all FDA requirements.

                 (d) The Scopolamine Units supplied hereunder shall have been manufactured by a process which complies with the quality assurance addendum set forth on Schedule 4.5(d).

         4.6  Rejection and Replacement.

                 (a) In the event Schwarz determines that any Scopolamine Units as manufactured are Defective, then, within 60 days after delivery of such Scopolamine Units to Schwarz, Schwarz shall provide to Nastech a written notice of rejection, specifying in reasonable detail the manner in which Scopolamine are Defective (the "Notice of Rejection"). If no written Notice of Rejection is given to Nastech by Schwarz within such 60 day period, such Scopolamine Units shall be deemed to have been accepted by Schwarz, provided, however, that nothing contained in this Section 4.6(a) shall be deemed to relieve Nastech of its obligations under the warranties set forth in Section 6 below.

                 (b) Upon receipt of a Notice of Rejection from Schwarz and in order to minimize any hardship to Schwarz's customers, Nastech shall use its best efforts to promptly supply to Schwarz a quantity of replacement Scopolamine Units meeting the Specifications equal to the size of the lot which Schwarz claims was Defective so that such replacement Scopolamine Units shall be received by Schwarz within 60 days following Nastech's receipt of Schwarz's Notice of Rejection.
         All actual and documented costs and expenses relating to any rejection and replacement pursuant to this Section 4.6 shall be paid by Nastech.

         4.7 Invoice and Payment. Upon delivery of any Scopolamine shipment, Nastech shall be entitled to submit invoices therefor to Schwarz, and Schwarz agrees to remit payment within 30 days from receipt of the invoice.

         4.8  Supply Disruption; Alternate Manufacturing Site.

                 (a) Nastech shall use its best efforts to supply Schwarz with Scopolamine Units in a timely manner in accordance with the orders and forecasts received by Nastech pursuant to Sections 4.1(b) and 4.5(a), respectively, such efforts to include the maintenance of a stock of the glass bottles and pumps from FDA approved vendors sufficient to produce 100% of the quantity of Scopolamine Units shipped to Schwarz during the immediately preceding Quarter. In any Quarter, should Nastech fail to supply Schwarz with the greater of (x) 90% of the of the quantity of Scopolamine Units forecasted for such Quarter pursuant to Section 4.5(a) or (y) 90% of the quantity of Scopolamine Units shipped to Schwarz during the immediately preceding Quarter (if at least so many are ordered for such Quarter pursuant to Section 4.1(b)), Schwarz shall have the right to manufacture Scopolamine Units and Schwarz and Nastech shall transfer the manufacture of the Scopolamine Units to Schwarz's Seymour facility or other designated facility. Nastech will assume all costs of such transfer, such costs not to exceed $150,000. Should Nastech cure its failure to supply, Nastech shall have the right to resume the manufacture of Scopolamine Units and Schwarz and Nastech shall, at Nastech's expense, transfer the manufacture of Scopolamine Units back to Nastech within a commercially reasonable amount of time.

                 (b) Schwarz shall have the option, at its sole discretion, to transfer the manufacture of Scopolamine to its Seymour facility or other designated facility. If Schwarz exercises such option, Nastech will use its best efforts to assist Schwarz in transferring Scopolamine to its designated facility. Schwarz will assume all costs of such transfer, such costs not to exceed $150,000. Any provision herein to the contrary notwithstanding, should Schwarz assume the manufacture of Scopolamine, including pursuant to Section 4.8(a) or this Section 4.8(b), Schwarz and Nastech will renegotiate in good faith the combined royalty and cost of goods rates provided for in
         Section 3.1(a) prior to such manufacturing assumption.

                 (c) Should the manufacture of Scopolamine Units transfer to Schwarz pursuant to Sections 4.8(a) or (b), Schwarz shall supply Nastech Scopolamine Units for sales outside the Territory at Schwarz's actual cost in manufacturing such Scopolamine Units plus 35%.

                 (d) Nastech and Schwarz shall, as soon as practicable following FDA approval of the NDA, qualify a manufacturing plant designated by Schwarz as an alternate FDA approved manufacturing and packaging site for the Scopolamine Units. The costs of obtaining such approval shall be borne equally by Nastech and Schwarz.


                                   SECTION 5

                      CONDITIONS PRECEDENT TO THE CLOSING;

                        CLOSING DATE; TERM OF AGREEMENT

         5.1 Conditions Precedent to Schwarz's Obligations. Subject to waiver as set forth in Section 11.3, all obligations of Schwarz to close the transactions contemplated under this Agreement are subject to the fulfillment or satisfaction of each of the following conditions precedent:

                 (a) Representations and Warranties True as of the Closing Date. The representations and warranties of Nastech contained in this Agreement or in any schedule, certificate or document delivered by Nastech to Schwarz pursuant to the provisions hereof shall have been true on the date hereof and shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

                 (b) Compliance with this Agreement. Nastech shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or by the Closing Date.

                 (c) Closing Certificate. Schwarz shall have received a certificate from Nastech, executed by an officer of Nastech, certifying in such detail as Schwarz may reasonably request that the conditions specified in Sections 5.1(a) and 5.1(b), above, have been fulfilled and certifying that Nastech has obtained all consents and approvals required hereunder.

                 (d) No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall, to the best of Nastech's knowledge, be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or, to the best of Nastech's knowledge, threatened.

         5.2 Conditions Precedent to Nastech's Obligations. Subject to waiver as set forth in Section 11.3, all obligations of Nastech to close the transactions contemplated under this Agreement are subject to the fulfillment or satisfaction of each of the following conditions precedent:

                 (a) Representations and Warranties True as of the Closing Date. The representations and warranties of Schwarz contained in this Agreement or in any schedule, certificate or document delivered by Schwarz to Nastech pursuant to the provisions hereof shall have been true on the date hereof and shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

                 (b) Compliance with this Agreement. Schwarz shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or by the Closing Date.

                 (c) Closing Certificate. Nastech shall have received a certificate from Schwarz, executed by an officer of Schwarz, certifying in such detail as Nastech may reasonably request that the conditions specified in Sections 5.2(a) and 5.2(b), above, have been fulfilled and certifying that Schwarz has obtained all consents and approvals required hereunder.

                 (d) No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall, to the best of Schwarz's knowledge, be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or, to the best of Schwarz's knowledge, threatened.

         5.3  Closing Date.

                 (a) Subject to Section 5.3(b), below, the closing of the transactions contemplated by this Agreement shall take place at 10:00 a.m., local time, on December 11, 1997, or on such other date as may be mutually agreed upon in writing by the parties (the "Closing Date"), at the offices of Mayer, Brown & Platt, 1675 Broadway, New York, New York 10019.

                 (b) Each party hereby agrees to use its best efforts to consummate the transactions contemplated herein, as modified, on or before December 11, 1997; provided, however, that if the parties are unable to close the transactions contemplated hereby by December 11, 1997, or such later date as shall be mutually agreed to in writing by Nastech and Schwarz, then all of the rights and obligations of the parties under this Agreement shall terminate without liability.


                                   SECTION 6

                   REPRESENTATIONS AND WARRANTIES OF NASTECH

         Nastech hereby represents and warrants to Schwarz that:

         6.1 Organization, Power and Authority. Nastech is a corporation duly organized and validly existing under the laws of the State of Delaware.
Nastech has all necessary corporate
power and authority to enter into, and be bound by the terms and conditions of, this Agreement, and to license the Licensed Assets, the Patents and the Technology to Schwarz pursuant hereto.

         6.2 Due Authority; No Breach. The execution, delivery and performance by Nastech of this Agreement and each agreement or instrument contemplated by this Agreement, and the performance of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action by Nastech. This Agreement is, and each agreement or instrument contemplated by this Agreement, when executed and delivered by Nastech in accordance with the provisions hereof, will be (assuming the due execution and delivery hereof and thereof by Schwarz) the legal, valid and binding obligation of Nastech, in each case enforceable against Nastech in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws from time to time in effect which affect the enforcement of creditors' rights generally and by legal and equitable limitations on the availability of specific performance and other equitable remedies against Nastech. All persons who have executed this Agreement on behalf of Nastech, or who will execute on behalf of Nastech any agreement or instrument contemplated by this Agreement, have been duly authorized to do so by all necessary corporate action. Neither the execution and delivery of this Agreement or any such other agreement or instrument by Nastech, nor the performance of the obligations contemplated hereby and thereby, will (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of the Articles of Incorporation or By-laws of Nastech or any material contract or any other material obligation to which Nastech is a party or to which it is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency, arbitrator or governmental body against, or affecting or binding upon, Nastech or upon the securities, property or business of Nastech, or (iii) constitute a violation by Nastech of any applicable law or regulation of any jurisdiction as such law or regulation relates to Nastech, or to the property or business of Nastech except for such conflict, acceleration, default, breach or violation that is not reasonably likely to have a material adverse effect on Nastech's ability to perform its obligations under this Agreement or under any agreement or instrument contemplated hereby.

         6.3 IND. Nastech has furnished Schwarz with access to a complete copy of the IND, including all material amendments and supplements thereto. Nastech is the lawful holder of all rights under the IND. Nastech has complied in all material respects with all applicable laws and regulations in connection with the transfer and continuation of the IND from the U.S. National Aeronautical Space Administration, and the IND has been accepted by, and nothing has come to the attention of Nastech which has, or reasonably should have, led Nastech to believe that the IND is not in good standing with, the FDA. Other than pursuant to this Agreement, Nastech has neither independently marketed, nor has it made arrangements for others to market Scopolamine or Scopolamine Units in the Territory.

         6.4 Intellectual Property. Set forth on Schedule 6.4 hereto is a list of all present and pending Intellectual Property and Patents. Except as set forth on Schedule 6.4 hereto, (i) Nastech is the lawful owner of the Intellectual Property, Patents and Technology, (ii) Nastech can license the Intellectual Property, Patents and Technology without the consent of any third party, (iii) there is no pending or overtly threatened claim against Nastech asserting that any of the Intellectual Property, Patents or Technology infringes or violates the rights of third parties or that Schwarz, by practicing under the Licensed Assets or Technology in running the Activities, would violate any of the intellectual property rights of any third party, and (iv) nothing has come to the attention of Nastech which has, or reasonably should have, led Nastech to believe that any of the Intellectual Property, Patents or Technology infringes or violates the right of third parties. Except as set forth on Schedule 6.4 hereto, Nastech has not given any notice to any third parties asserting infringement by such third parties upon any of the Intellectual Property, Patents or Technology. Nastech is not aware of and has not received any communications challenging the ownership, validity or effectiveness of any of the Intellectual Property, Patents or Technology, or any other intellectual property rights relating to the Activities. Nastech has not granted any right to any third party relating to the Activities which would violate the terms of or conflict with the rights granted to Schwarz pursuant to this Agreement.

         6.5 Technology Rights. The Patents and the Technology contain all the technology, patents, know-how, trade secrets and other intellectual property necessary to manufacture Scopolamine Units.

         6.6 Litigation. There are no pending or, to the best of Nastech's knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the date hereof against Nastech relating to the Activities, the Licensed Assets, Patents or the Technology which, either individually or together with any other, would have a material adverse effect on the Activities, the Licensed Assets, the Patents, Technology or the ability of Nastech to perform its obligations under this Agreement or any agreement or instrument contemplated hereby. There are no pending, and Nastech does not presently contemplate bringing, any actions or suits relating to the Activities, the Licensed Assets, the Patents or the Technology brought by Nastech against others.

         6.7 Governmental Approval. Other than FDA approval of the Scopolamine Units pursuant to a NDA, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by Nastech or the performance by Nastech of its obligations contemplated hereby and thereby.

         6.8 Brokerage. Other than Mazier Partners LLC, no broker, finder or similar agent has been employed by or on behalf of Nastech, and no Person with which Nastech has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.
Nastech shall bear any brokerage commission, finder's fee or any similar compensation owed to Mazier Partners LLC.

         6.9 Implied Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 6, NASTECH MAKES NO REPRESENTATION OR WARRANTY AS TO THE LICENSED ASSETS, THE PATENTS, THE TECHNOLOGY OR THE ACTIVITIES, EITHER IN FACT OR BY OPERATION OF LAW, AND NASTECH SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES.


                                   SECTION 7

                   REPRESENTATIONS AND WARRANTIES OF SCHWARZ

         Schwarz represents and warrants to Nastech that:

         7.1 Organization, Power and Authority. Schwarz is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Schwarz has all necessary corporate power and authority to enter into, and be bound by the terms and conditions of, this Agreement, and to license the Licensed Assets, the Patents and the Technology from Nastech pursuant hereto.

         7.2 Due Authority; No Breach. The execution, delivery and performance by Schwarz of this Agreement, and each agreement or instrument contemplated by this Agreement, and the performance of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action by Schwarz. This Agreement is, and each agreement or instrument contemplated by this Agreement, when executed and delivered by Schwarz in accordance with the provisions hereof, will be (assuming due execution and delivery hereof and thereof by Nastech) the legal, valid and binding obligation of Schwarz, in each case enforceable against Schwarz in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws from time to time in effect which affect the enforcement of creditors' rights generally and by legal and equitable limitations on the availability of specific performance and other equitable remedies against Schwarz. All persons who have executed this Agreement on behalf of Schwarz, or who will execute on behalf of Schwarz any agreement or instrument contemplated by this Agreement, have been duly authorized to do so by all necessary corporate action. Neither the execution and delivery of this Agreement by Schwarz, or any such other agreement or instrument by Schwarz, nor the performance of the obligations contemplated hereby and thereby, will (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of the Articles of Incorporation or By-laws of Schwarz or any material contract or any other material obligation to which Schwarz is a party or to which it is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency, arbitrator or government body against, or affecting or binding upon, Schwarz or upon the securities, property or business of Schwarz, or (iii) constitute a violation by Schwarz of any applicable law or regulation of any jurisdiction as such law or regulation relates to Schwarz or to the property or business of Schwarz, except for such conflict, acceleration, default, breach or violation that is not reasonably likely to have a material adverse effect on Schwarz's ability to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.

         7.3 Brokerage. No broker, finder or similar agent has been employed by or on behalf of Schwarz and no Person with which Schwarz has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

         7.4 Litigation. There are no pending or, to the best of Schwarz's knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the date hereof against Schwarz which, either individually or together with any other, will have a material adverse effect on the ability of Schwarz to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.

         7.5 Governmental Approval. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by Schwarz or the performance by Schwarz of its obligations contemplated hereby and thereby.

                                   SECTION 8

               ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

         8.1 Governmental Filings. Nastech and Schwarz each agree to prepare and file whatever filings, requests or applications are required to be filed with any governmental authority in connection with this Agreement and to cooperate with one another as reasonably necessary to accomplish the foregoing.

         8.2  Responsibility for NDA.

                 (a) Nastech shall remain responsible for fulfilling all regulatory requirements with respect to Scopolamine that are imposed upon Nastech as the owner of the IND and shall complete all steps necessary for obtaining approval of the NDA for the Target Indication. Nastech shall maintain the NDA in its own name and at its own cost. Nastech shall provide Schwarz, upon request after reasonable notice from Schwarz, with access to copies of all filings submitted by Nastech to the FDA in respect of the Scopolamine. Schwarz shall, on a timely basis, provide to Nastech all information that Schwarz has that Nastech does not have that is reasonably necessary and relevant to Nastech's obligations hereunder to fulfill such requirements including, but not limited to, sales distribution information concerning Scopolamine, and shall otherwise cooperate with Nastech as reasonably necessary in connection therewith. Nastech and Schwarz shall collaborate in good faith in every matter relating to the NDA and in every case on whether and how to supplement, amend or otherwise alter the NDA and any other issues in connection with the NDA and on whether and how to communicate with the FDA in connection therewith. If Schwarz elects to undertake a regulatory obligation, such election shall be subject to Nastech and Schwarz mutually agreeing upon the terms and conditions (including, but not limited to, compensation to Schwarz) of any such obligation.

                 (b) Anything to the contrary in Section 8.2(a) notwithstanding, Nastech may, and in the event of any regulatory problem that disrupts the promotion, marketing or sale of Scopolamine or Scopolamine Units or has a materially adverse effect on the Activities (each a "Regulatory Problem"), Nastech shall pay Schwarz $75,000 per annum to assume responsibility for fulfilling all regulatory requirements with respect to Scopolamine that are imposed
         upon Nastech as the owner of the NDA.   In any such case, Nastech
         shall, on a timely basis, perform any action and provide to Schwarz all information and materials that Nastech can or has that Schwarz can not or does not have that are reasonably necessary and relevant to Schwarz's obligations hereunder to fulfill such requirements, including providing copies of Form 356(h) or other letter required by the FDA or applicable law to be received from the NDA owner, and Nastech shall otherwise cooperate with Schwarz as reasonably necessary in connection therewith. Schwarz shall have the final decision-making authority in every case on whether and how to supplement, amend or otherwise alter the NDA and any other issues in connection with the NDA and on whether and how to communicate with the FDA in connection therewith.

                 (c) If Nastech is forced pursuant to Section 8.2(b) to transfer the responsibility for fulfilling regulatory requirements with respect to Scopolamine to Schwarz because of a Regulatory Problem, then Nastech shall, upon its development of procedures and/or the capability to cure such Regulatory Problem, have the right to reassume such responsibility and Schwarz and Nastech shall transfer such responsibility back to Nastech within a commercially reasonable amount of time; provided, however, that Nastech shall pay all reasonable costs and expenses of Schwarz associated with such transfer, including, without limitation, the cost of terminating any employees of Schwarz specifically hired to fulfill the regulatory requirements with respect to Scopolamine.

                 (d) Schwarz and Nastech shall jointly develop written procedures and define responsibilities for (i) the reporting of adverse drug experiences, (ii) the submission by Schwarz to Nastech and by Nastech to FDA of labeling and promotional materials related to Scopolamine, (iii) the administration of and response to medical inquiries concerning Scopolamine by consumers, physicians, pharmacists and other health care professionals, (iv) the administration and analysis of and response to complaints concerning Scopolamine, and (v) the development of training materials related to Scopolamine. Schwarz and Nastech shall each comply with the provisions of such written procedures.

         8.3 Compliance with Law. Schwarz and Nastech shall each comply with all federal, state and local laws and regulations applicable to developing, approving, manufacturing, marketing and selling Scopolamine in the Territory, the Licensed Assets, the Patents and the Technology or the performance of their respective obligations hereunder. Nastech and Schwarz each shall keep all records and reports required to be kept by applicable laws and regulations, and each shall make its facilities available at reasonable times during business hours for inspection by representatives of governmental agencies. Nastech and Schwarz each shall notify the other within twenty-four (24) hours of receipt of any notice or any other indication whatsoever of any FDA or other governmental agency inspection, investigation or other inquiry, or other material notice or communication of any type, involving Scopolamine. Schwarz and Nastech shall cooperate with each other during any such inspection, investigation or other inquiry including, but not limited to, allowing upon request a representative of the other to be present during the applicable portions of any such inspection, investigation or other inquiry and providing copies of all relevant documents. Schwarz and Nastech shall discuss any response to observations or notifications received in connection with any such inspection, investigation or other inquiry and each shall give the other an opportunity to comment upon any proposed response before it is made. In the event of disagreement concerning the form or content of such response, however, Nastech shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities and Schwarz shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities.

         8.4 Recall. Schwarz and Nastech shall consult with one another as to all decisions concerning recall or withdrawal of Scopolamine from the market, including, but not limited to, determining whether or not to make any such recall or withdrawal, the timing and scope thereof, and the means of conducting any recall or withdrawal. The party requesting any recall or withdrawal must receive the prior written consent of the other party, such consent not to be unreasonably withheld, prior to initiating such recall or withdrawal. No consent shall be necessary if the recall or withdrawal is required by the FDA or other governmental authority. Nastech shall bear the costs (including but not limited to, shipping and product credits) for any recall or withdrawal primarily due to the failure of the product integrity of the Scopolamine Units, including but not limited to, Nastech's failure to comply with this Agreement, GMP, federal regulations or the FDA approved specifications. The costs for any other recall or withdrawal shall be the responsibility of Schwarz. In the event of any material recall or withdrawal of Scopolamine due to the failure of the product integrity of the Scopolamine Units, the minimum Annual Net Sales requirements pursuant to Section 4.2 shall terminate and be deemed waived by Nastech and shall be renegotiated in good faith by Nastech and Schwarz. Each party will cooperate fully with the other in connection with any recall or withdrawal.

         8.5 Confidentiality. Schwarz shall treat as confidential the Licensed Assets, the Patents, the Technology, and all other information of Nastech of which Schwarz becomes aware in connection with this Agreement (collectively, "Nastech Proprietary Information"). Schwarz shall neither disclose Nastech Proprietary Information to any third party nor use Nastech Proprietary Information for any purpose other than as set forth in this Agreement. Nastech shall treat as confidential all information of Schwarz of which Nastech becomes aware in connection with this Agreement (collectively, "Schwarz Proprietary Information"). Nastech shall neither disclose Schwarz Proprietary Information to any third party nor use Schwarz Proprietary Information for any purpose other than as set forth in this Agreement.

         Nothing contained herein will in any way restrict or impair either party's (the "Using Party's") right to use, disclose or otherwise deal with any Proprietary Information of the other party which:

                 (a) at the time of disclosure is known to the public or thereafter becomes known to the public by publication or otherwise through no fault of the Using Party;

                 (b) the Using Party can establish was in its possession prior to the time of the disclosure and was not obtained directly or indirectly from the other party;

                 (c) is independently made available as a matter of right to the Using Party by a third party who is not thereby in violation of a confidential relationship with the other party;

                 (d) is developed by the Using Party independently of the Proprietary Information received from the other party and the Using Party can establish such development; or

                 (e) is information required to be disclosed by legal or regulatory process; provided, in each case the Using Party timely informs the other party and uses reasonable efforts to limit the disclosure and maintain confidentiality to the extent possible and permits the other party to intervene and contest or attempt to limit the disclosure.

Schwarz shall obtain no right or license of any kind under the Nastech Proprietary Information except as set forth in this Agreement. Nastech shall obtain no right or license of any kind under the Schwarz Proprietary Information except as set forth in this Agreement.

         8.6 Expenses. Nastech and Schwarz shall each bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby.

         8.7 Reasonable Efforts. Nastech and Schwarz each hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done all things necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of governmental Persons and other Persons (including, without limitation, all applicable drug listing and NDA notifications to the FDA identifying Schwarz as a distributor of Scopolamine).

         8.8 Publicity. The parties agree that no publicity release or announcement concerning the transactions contemplated hereby shall be issued without the advance written consent of the other, except as such release or announcement may be required by law, in which case the party making the release or announcement shall, before making any such release or announcement, afford the other party a reasonable opportunity to review and comment upon such release or announcement.

         8.9 Cooperation. If either party shall become engaged in or participate in any investigation, claim, litigation or other proceeding with any third party, including the FDA, relating in any way to Scopolamine or any of the Licensed Assets, the Patents or the Technology, the other party shall cooperate in all reasonable respects with such party in connection therewith, including, without limitation, using its reasonable efforts to make available to the other such employees who may be helpful with respect to such investigation, claim, litigation or other proceeding, provided that, for purposes of this provision, reasonable efforts to make available any employee shall be deemed to mean providing a party with reasonable access to any such employee at no cost for a period of time not to exceed 24 hours (e.g., three 8-hour business days). Thereafter, any such employee shall be made available for such time and upon such terms and conditions (including, but not limited to, compensation) as the parties may mutually agree.

         8.10  Competition; No Sale for Resale.

                 (a) Nastech agrees that, commencing on the Closing Date and continuing for the term of this Agreement, it shall not directly or indirectly, engage in any activity in competition with the Activities in the Territory. It is understood that Nastech may manufacture or have manufactured Scopolamine in the Territory for sale outside the Territory. It is further understood that the remedies at law are inadequate in the case of any breach of this covenant and that Schwarz shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach of such covenant.

                 (b) Neither Schwarz nor any sublicensee of Schwarz shall knowingly sell any Scopolamine Units to anyone in the Territory for subsequent distribution or resale outside the Territory and each shall take all reasonable precautions to prevent such distribution or resale outside the Territory. Nastech shall not knowingly sell any Scopolamine Units to anyone in the Territory or outside the Territory for subsequent distribution or resale in the Territory and Nastech shall take all reasonable precautions to prevent such distribution or resale in the Territory.

         8.11 Scopolamine Returns. Schwarz shall be responsible for all rebates, chargebacks and returns of Scopolamine Units sold on or after the date of this Agreement and Nastech shall be responsible for all rebates, chargebacks and returns of Scopolamine Units sold prior to the date of this Agreement.

         8.12 Conflicting Rights. Nastech shall not grant any right to any third party relating to the Activities which would violate the terms of or conflict with the rights granted to Schwarz pursuant to this Agreement.

         8.13  Patent and Trademark Maintenance.

                 (a) Nastech shall be solely responsible for filing, prosecuting, and maintaining all of the Patents, and Nastech shall pay the costs associated therewith. Nastech shall file, prosecute, and maintain all Patents so as to fully continue the benefits under the licenses granted to Schwarz hereunder, including, without limitation, convert the Patent Application to a non-provisional patent application as soon as practicable. In the event that any extension, registration, confirmation, reissue, renewal, reexamination or continuation-in-part is to be filed with respect to a Patent, Nastech shall provide Schwarz with the opportunity to review such extension, registration, confirmation, reissue, renewal, reexamination or continuation-in-part and provide input thereto. Nastech shall use its best efforts to diligently and expeditiously prosecute the Patent Application.

                 (b) Schwarz shall be solely responsible for filing, prosecuting, and maintaining all trademarks for Scopolamine (the "Trademarks"), and Schwarz shall pay the costs associated therewith. All registrations, variations, logos, goodwill and other rights under or acquired through use of the Trademarks shall accrue and belong to Schwarz. Nastech shall have no rights to use the Trademarks, including, without limitation, in connection with any product subsequently developed by Nastech pursuant to Section 2.6. Nastech will not use in its business, in or outside of the Territory, any other mark or name which is similar to or nearly resembles the Trademarks in use by Schwarz to indicate the source and origin of Scopolamine as to be likely to cause deception or confusion. Nastech recognizes that Schwarz is the owner of all Trademarks used in commerce to indicate the source of Scopolamine and agrees that the Trademarks shall remain vested in Schwarz both during the term of this Agreement and thereafter. Nastech shall not contest the validity of the Trademarks or Schwarz's ownership of the Trademarks. Use of the Trademarks by Schwarz in conjunction with the manufacture, use, and sale of Scopolamine and all good will related thereto shall inure to the benefit of Schwarz for purposes of building the longevity and extent of use of the Trademarks. Nastech may from time to time license such Trademarks from Schwarz for use (or, with the prior written consent of Schwarz, such consent not to be unreasonably withheld, for sublicense) outside the Territory for consideration of 3% of Nastech's net sales outside the Territory.

                 (c) Schwarz and Nastech agree that, where applicable, all packaging of the Scopolamine Units shall identify (i) the number of the Patents and Nastech as the owner thereof and (ii) Schwarz as the owner of the Trademarks.

                 (d) Any improvements to the Technology (whether or not patentable) that are developed solely by either party shall be owned solely by such party. Such party shall have the right, at its own expense, and solely in its own name, to apply for, prosecute and defend its proprietary rights with respect thereto. Jointly developed improvements shall be jointly owned by the parties.

         8.14  Infringement; Enforcement of Proprietary Rights.

                 (a) Infringement of Patent Rights. Each party shall promptly notify the other of any alleged infringement by third parties of any Patent and provide any information available to that party relating to such alleged infringement. Nastech shall have the responsibility to investigate such alleged infringement and act diligently to end any infringement of such rights, including, but not limited to, bringing suit against such third party infringer.

                 (b) Procedures. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of each party, which consent shall not be unreasonably withheld or delayed. Any recovery of damages in any such suit shall be retained by the party bearing the costs of such suit. In the event of any infringement suit against a third party brought by either party pursuant to this Section 8.14, the party not bringing such suit shall cooperate in all respects, execute any documents reasonably necessary to permit the other party to prosecute such suit, and to the extent reasonable shall make available its employees and relevant records to provide evidence for such suit.

                 (c) Infringement of Third Party Rights. If, during the term of this Agreement, any third party (other than an Affiliate of Schwarz) claims that Schwarz's marketing or selling of Scopolamine Units hereunder infringes on a third party patent based upon claims that dominate claims in the Patents, within 120 days after notice by Schwarz, Nastech shall (i) initiate an action for a declaratory judgment of invalidity and/or non-infringement of any such patents, or
         (ii) procure for Schwarz the right to exercise all rights licensed under this Agreement without any additional payment therefor by Schwarz.

         8.15 Supply of Scopolamine Units. Nastech shall maintain the capacity throughout the term of this Agreement to meet the requirements of Schwarz for Scopolamine Units hereunder.

         8.16 Technology. Nastech shall be solely responsible for maintaining the Technology in accordance with the terms set forth in this Agreement.

         8.17 Liability Insurance. Prior to Launch, Nastech shall obtain and carry in full force and effect insurance for clinical studies as required by law and consistent with industry standards. At and after Launch, Nastech shall obtain and carry in full force and effect product liability insurance in respect of Scopolamine in the amount of $1,000,000 per occurrence, $3,000,000 in the aggregate. At and after Launch, Schwarz shall obtain and carry in full force and effect product liability insurance in respect of Scopolamine in the amount of $10,000,000 per occurrence, $10,000,000 in the aggregate.

         8.18 Referral of Orders and Inquiries. Nastech shall refer all Persons sending orders or making inquiries regarding Scopolamine or Scopolamine Units within the Territory to Schwarz and shall promptly notify Schwarz of the name of each such Person and the nature of the inquiry of such Person.

                 (a) Deemed Breach of Covenant. Neither Nastech nor Schwarz shall be deemed to be in breach of any covenant contained in this
         Section 8 if such party's deemed breach is the result of any action or inaction on the part of the other party.

         8.19 Board of Directors. Nastech agrees to cause Mr. Lars Ekman to become elected to Nastech's scientific advisory board on or prior to March 1, 1998 to fill a vacancy that will exist at that time. Nastech shall indemnify, defend and hold Mr. Ekman harmless from and against any Damages arising out of his tenure on Nastech's scientific advisory board.


                                   SECTION 9

                                INDEMNIFICATION

         9.1  Indemnification.

                 (a) Nastech shall indemnify, defend and hold Schwarz (and its directors, officers, employees, and Affiliates) harmless from and against any and all Damages incurred or suffered by Schwarz (and its directors, officers, employees, and Affiliates) as a consequence of:

                          (i) any breach of any representation or warranty made by Nastech in this Agreement or any agreement, instrument or document delivered by Nastech pursuant to the terms of this Agreement;

                          (ii) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Nastech contained in this Agreement;

                          (iii) any act or omission of Nastech with respect to the operation of Nastech's business, or the handling, manufacturing, sale, consumption or use of Scopolamine by Nastech; or

                          (iv) the infringement of the Licensed Assets, the Patent or the Technology of any patent, trademark, copyright, trade secret or other intellectual property right of any person other than Nastech or Schwarz.

                 (b) Schwarz shall indemnify, defend and hold Nastech (and its directors, officers, employees, and Affiliates) harmless from and against any and all Damages incurred or suffered by Nastech (and its directors, officers, employees, and Affiliates) as a consequence of:

                          (i) any breach of any representation or warranty made by Schwarz in this Agreement or any agreement, instrument or document delivered by Schwarz pursuant to the terms of this Agreement;

                          (ii) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Schwarz contained in this Agreement; or

                          (iii) any act or omission of Schwarz with respect to the operation of Schwarz's business or the handling, manufacturing, sale, consumption or use of Scopolamine by Schwarz.

         9.2 Notice and Opportunity To Defend. Promptly after receipt by a party hereto of notice of any claim which could give rise to a right to indemnification pursuant to Section 9.1. such party (the "Indemnified Party") shall give the other party (the "Indemnifying Party") written notice describing the claim in reasonable detail. The failure of an Indemnified Party to give notice in the manner provided herein shall not relieve the Indemnifying Party of its obligations under this Section, except to the extent that such failure to give notice materially prejudices the Indemnifying Party's ability to defend such claim. The Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the party seeking such indemnification. If the Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly (and in any event not less than 10 days after receipt of the Indemnified Party's original notice) notify the Indemnified Party in writing of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or defense against any such asserted liability. All reasonable costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party. If the Indemnifying Party elects not to compromise or defend the asserted liability, fails to notify the Indemnified Party of its election to compromise or defend as herein provided, fails to admit its obligation to indemnify under this Agreement with respect to the claim, or, if in the reasonable opinion of the Indemnified Party, the claim could result in the Indemnified Party becoming subject to injunctive relief or relief other than the payment of money damages that could materially adversely affect the ongoing business of the Indemnified Party in any manner, the Indemnified Party shall have the right, at its option, to pay, compromise or defend such asserted liability by its own counsel and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnifying Party hereunder. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the defense of such asserted liability. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Notwithstanding anything to the contrary in this Section 9.2, (i) the party conducting the defense of a claim shall (A) keep the other party informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent such other party is not participating jointly in the defense of such claim), and (B) conduct the defense of such claim in a prudent manner, and (ii) the Indemnifying Party shall not cease to defend, settle or otherwise dispose of any claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld).

         9.3 Indemnification Payment Obligation. No Indemnifying Party will have any obligations under Sections 9.1(a) or 9.1(b) until the cumulative aggregate amount of Damages incurred or suffered by the Indemnified Party which the Indemnifying Party is otherwise subject to under this Agreement exceeds $50,000 at which time the entire cumulative aggregate amount of such Damages shall be covered. The provisions of this Section 9.3 shall not limit or otherwise affect the obligations of any Indemnifying Party under any other Section of this Agreement.

         9.4 Indemnification Payment Adjustments. The amount of any Damages for which indemnification is provided under this Section 9 shall be reduced to take account of any net tax benefit and shall be increased to take account of any net tax detriment arising from the incurrence or payment of any such Damages or from the receipt of any such indemnification payment and shall be reduced by the insurance proceeds received and any other amount recovered, if any, by the Indemnified Party with respect to any Damages; provided, however, that an Indemnified Party shall not be subject to an obligation to pursue an insurance claim relating to any Damages for which indemnification is sought hereunder. If any Indemnified Party shall have received any payment pursuant to this Section 9 with respect to any Damages and shall subsequently have received insurance proceeds or other amounts with respect to such Damages, then such Indemnified Party shall pay to the Indemnifying Party an amount equal to the difference (if any) between (i) the sum of the amount of those insurance proceeds or other amounts received and the amount of the payment by such Indemnifying Party pursuant to this Section 9 with respect to such Damages and
(ii) the amount necessary to fully and completely indemnify and hold harmless such Indemnified Party from and against such Damages; provided, however, in no event will such Indemnified Party have any obligation pursuant to this sentence to pay to such Indemnifying Party an amount greater than the amount of the payment by such Indemnifying Party pursuant to this Section 9 with respect to such Damages.

         9.5 Indemnification Payment. Upon the final determination of liability and the amount of the indemnification payment under this Section 9, the appropriate party shall pay to the other, as the case may be, within 10 business days after such determination, the amount of any claim for indemnification made hereunder.

         9.6 Survival. The provisions of Section 9 shall survive any termination of this Agreement. Each Indemnified Party's rights under Section 9 shall not be deemed to have been waived or otherwise affected by such Indemnified Party's waiver of the breach of any representation, warranty, agreement or covenant contained in or made pursuant this Agreement, unless such waiver expressly and in writing also waives any or all of the Indemnified Party's right under Section 9.


                                   SECTION 10

                                  TERMINATION

         10.1 Termination. The term of this Agreement shall begin upon the Closing Date and, unless sooner terminated as hereinafter provided, shall end upon the later of (i) the fifteenth anniversary of the Closing Date, (ii) the expiration of the approved Patent Application (including any continuation thereof) and (iii) the fifteenth anniversary of the date of launch of any product line extensions related to Scopolamine. Notwithstanding the foregoing, this Agreement may be terminated as follows:

                 (a)  Termination for Insolvency.  If either Schwarz or Nastech
         (i) makes a general assignment for the benefit of creditors or becomes insolvent; (ii) files an insolvency petition in bankruptcy; (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; (iv) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or (v) becomes a party to any proceeding or action of the type described above in (iii) or (iv) and such proceeding or action remains undismissed or unstayed for a period of more than 60 days, then the other party may by written notice terminate this Agreement in its entirety with immediate effect.

                 (b) Termination for Default. Schwarz and Nastech each shall have the right to terminate this Agreement for default upon the other's failure to comply in any material respect with the terms and conditions of this Agreement. At least 30 days prior to any such termination for default, the party seeking to so terminate shall give the other written notice of its intention to terminate this Agreement in accordance with the provisions of this Section 10.1(b), which notice shall set forth the default(s) which form the basis for such termination. If the defaulting party fails to correct such default(s) within 30 days after receipt of notification, or if the same cannot reasonably be corrected or remedied within 30 days, then if the defaulting party has not commenced curing said default(s) within said 30 days and be diligently pursuing completion of same, then such party immediately may terminate this Agreement. This Section 10.1(b) shall not be exclusive and shall not be in lieu of any other remedies available to a party hereto for any default hereunder on the part of the other party.

                 (c) Continuing Obligations. Termination of this Agreement for any reason shall not relieve the parties of any obligation accruing prior thereto with respect to Scopolamine and any ongoing obligations hereunder with respect to the remaining Scopolamine and shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing, no termination of this Agreement, whether by lapse of time or otherwise, shall serve to terminate the obligations of the parties hereto under Sections 8.4, 8.5, 8.6, 8.8, 8.11, 8.17, 9, 10.1(c) and 11 hereof, and such obligations shall survive any such termination.


                                   SECTION 11

                                 MISCELLANEOUS

         11.1 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither Nastech nor Schwarz may assign any of its rights, duties or obligations hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld, except that no prior written consent shall be required in the event that a third party acquires substantially all of the assets or outstanding shares of, or merges with, Schwarz or Nastech, as the case may be.

         11.2 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or facsimile and confirmed in writing, or mailed first class, postage prepaid, by registered or certified mail, return receipt requested (mailed notices and notices sent by facsimile shall be deemed to have been given on the date received) as follows:

If to Nastech, as follows:

         Nastech Pharmaceutical Company Inc.
         45 Davids Drive
         Happauge, New York 11788
         Facsimile: 516-273-0252
         Attention:  President

If to Schwarz, as follows:

         Schwarz Pharma, Inc.
         5600 County Line Road
         Mequon, Wisconsin 53092
         Facsimile:  414-242-1641

         Attention:  Sandra Kallis

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 11.2 by any party hereto to the other party.

         11.3 Waiver; Remedies. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by such party. No delay on the part of Nastech or Schwarz in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Nastech or Schwarz of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The indemnification provided in Section 9 shall be the sole remedy available for any Damages arising out of or in connection with this Agreement except for any rights or remedies which the parties hereto may otherwise have in equity.

         11.4 Survival of Representations. Each of the representations and warranties made in this Agreement shall continue for the term of this Agreement and shall thereafter be extinguished.

         11.5 Independent Contractors. The parties hereto are independent contractors, and nothing contained in this Agreement shall be deemed to create the relationship of partners, joint venturers, or of principal and agent, franchisor and franchisee, or of any association or relationship between the parties other than as expressly provided in this Agreement. Schwarz acknowledges that it does not have, and Schwarz shall not make representations to any third party, either directly or indirectly, indicating that Schwarz has any authority to act for or on behalf of Nastech or to obligate Nastech in any way whatsoever. Nastech acknowledges that it does not have, and it shall not make any representations to any third party, either directly or indirectly, indicating that it has any authority to act for or on behalf of Schwarz or to obligate Schwarz in any way whatsoever.

         11.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties relating thereto.

         11.7 Amendment. This Agreement may be modified or amended only by written agreement of the parties hereto.

         11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

         11.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York excluding any choice of law rules which may direct the application of the law of another state.

         11.10 Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be determined and settled by arbitration in New York, New York, pursuant to the Rules of Arbitration then in effect of the American Arbitration Association. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court having competent jurisdiction. Any arbitration hereunder shall be (i) submitted to an arbitration tribunal comprised of three (3) independent members knowledgeable in the pharmaceutical industry, one of whom shall be selected by Schwarz, one of whom shall be selected by Nastech, and one of whom shall be selected by the other two arbitrators; (ii) allow for the parties to request discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure for a period not to exceed 90 days; and (iii) require the award to be accompanied by findings of fact and a statement of reasons for the decision. Each party shall bear its own costs and expenses, including attorney's fees incurred in any dispute which is determined and/or settled by arbitration pursuant to this Section. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved. Arbitration shall not prevent any party from seeking injunctive relief where such remedy is an appropriate form of remedy under the circumstances.

         11.11 Captions. All section titles or captions contained in this Agreement, in any Schedule referred to herein or in any Exhibit annexed hereto, and the table of contents, if any, to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

         11.12 No Third-Party Rights. No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a party or not affiliated with a party to this Agreement.

         11.13 Severability. If any provision of this Agreement is found or declared to be invalid or unenforceable by any court or other competent authority having jurisdiction, such finding or declaration shall not invalidate any other provision hereof, and this Agreement shall thereafter continue in full force and effect.

         11.14 Attachments. All Schedules, Exhibits and other attachments to this Agreement are by this reference incorporated herein and made a part of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the day and year first above written.


                                      NASTECH PHARMACEUTICAL
                                      COMPANY INC.


                                      By:  /s/ DEVIN N. WENIG
                                          -----------------------------------
                                            Name:  Devin N. Wenig
                                            Title: Chairman



                                      SCHWARZ PHARMA, INC.


                                      By:  /s/ KLAUS JULICHER
                                          -----------------------------------
                                            Name:  Klaus Julicher
                                            Title: President





                         [License and Supply Agreement]